Exhibit 4.2

Description of the Registrant’s Securities Registered
Under Section 12 of the Securities Exchange Act of 1934
Mistras Group, Inc. (“Mistras,” the “Company,” “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934 – common stock, par value $0.01 per share. The following is a summary of the material terms of the common stock of Mistras and does not purport to be complete and is subject to and qualified in its entirety by reference to our second amended and restated certificate of incorporation and bylaws, which are incorporated herein by reference and are included as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For a more complete understanding of our capital stock, we encourage you to read carefully our second amended and restated certificate of incorporation and bylaws, each as may be amended, and the applicable provisions of the Delaware General Corporation Law (“DGCL”).
Common Stock
Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.01 per share, and 10,000,000 shares of preferred stock, with a par value of $0.01 per share.
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. In addition, holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.
Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Our certificate of incorporation authorizes the issuance of an aggregate of 10,000,000 shares of preferred stock. No shares of preferred stock are currently issued and outstanding.
Our board of directors may, from time to time without shareholder approval, direct the issue of shares of preferred stock in series and may, at the time of issue, determine the designation, powers, rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Mistras before any payment is made to the holders of common stock. Under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of securities of the Company or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors may issue shares of preferred stock with voting and conversion rights that could adversely affect the holders of shares of common stock.
Preemptive Rights
Holders of our common stock are not entitled to preemptive rights to subscribe for additional issuances of common stock or any other class or series of stock or any security convertible into such stock.
Certain provisions of Delaware law, our second amended and restated certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover practices and takeover bids.

Undesignated Preferred Stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Inability of Stockholders to Act by Written Consent. We have provided in our second amended and restated certificate of incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.
Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called by the Chairman of the Board, the Chief Executive Officer or by the board of directors acting pursuant to a resolution adopted by a majority of the members. Additionally, our bylaws provide that only stockholders entitled to cast not less than 35% of all the votes entitled to be cast at a special meeting of stockholders can require the Secretary to call such a special meeting, subject to the satisfaction of certain procedural and informational requirements. These provisions may impair or prevent smaller stockholders from forcing consideration of a proposal, including the removal of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. Any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action pursuant to the notice of meeting delivered to us. For notice to be timely, it must be received by our secretary not later than 90 nor earlier than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is advanced more than 30 calendar days or delayed by more than 60 calendar days from such anniversary date, not later than 90 nor earlier than 120 calendar days prior to such meeting or the 10th calendar day after public disclosure of the date of such meeting is first made). These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.
Board Vacancies Filled Only by Majority of Directors Then in Office. Vacancies and newly created seats on our board may be filled only by our board of directors. Only our board of directors may determine the number of directors on our board. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on the board makes it more difficult to change the composition of our board of directors.
No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our second amended and restated certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation expressly prohibits cumulative voting.
Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•On or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2 / 3 % of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.